Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A PREFERRED STOCK

AND

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

OF CERUS CORPORATION

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

CERUS CORPORATION, a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: The date on which the Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State was July 31, 1996

SECOND: The Company filed on July 6, 1998, with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) a Certificate of Designation of Series A Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series A Preferred Stock; and the Company filed on November 5, 1999, with the Delaware Secretary of State pursuant to Section 151(g) of the DGCL a Certificate of Designation of Series C Junior Participating Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series C Junior Participating Preferred Stock.

THIRD: The Board of Directors of the Company (the “Board”), has adopted the following resolutions:

RESOLVED, that the Board hereby determines that none of the authorized shares of the series of Preferred Stock, par value $0.001 per share, of the Company, designated as “Series A Preferred Stock” in the Certificate of Designation filed by the Company with the Delaware Secretary of State on July 6 ,1998, are outstanding, and that none of the shares of Series A Preferred Stock will be issued subject to such Certificate of Designation;

RESOLVED FURTHER, that the Board hereby determines that none of the authorized shares of the series of Preferred Stock, par value $0.001 per share, of the Company, designated as “Series C Junior Participating Preferred Stock” in the Certificate of Designation filed by the Company with the Delaware Secretary of State on November 5, 1999, are outstanding, and that none of the shares of Series C Junior Participating Preferred Stock will be issued subject to such Certificate of Designation;

RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Certificate of Designation of Series A Preferred Stock pursuant to Section 151(g) of the DGCL; and

RESOLVED FURTHER, that the proper officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Certificate of Designation of Series C Junior Participating Preferred Stock pursuant to Section 151(g) of the DGCL.

FOURTH: That all provisions set forth in the Certificate of Designation of Series A Preferred Stock are hereby eliminated; and that all provisions set forth in the Certificate of Designation of Series C Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, Cerus Corporation. has caused this Certificate of Eliminations to be executed by its duly authorized officer on this 1st day of March, 2019.

CERUS CORPORATION

By:	/s/ William M. Greenman
Name:	William M. Greenman
Title:	President & Chief Executive Officer

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